Exhibit 2.1

PLAN OF MERGER
of
Northern Oil and Gas, Inc., a Nevada corporation
with and into
Northern Oil and Gas, Inc., a Minnesota corporation,

1.      The name and jurisdiction of organization of each constituent entity is: Northern Oil and Gas, Inc., a Nevada corporation (“Northern Oil Nevada”) and Northern Oil and Gas, Inc., a Minnesota corporation (“Northern Oil Minnesota”), or if such name has not been accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed for Northern Oil Minnesota.

2.      The name, jurisdiction of organization and kind of entity that will survive the merger is: Northern Oil and Gas, Inc., or if such name is not accepted by the relevant governmental, regulatory and self-regulatory authorities, such other similar name as may be allowed; Minnesota; and a corporation.

3.      Terms and conditions of the merger: At a time (the “Effective Time”) to be determined by the Board of Directors of Northern Oil Nevada (the “Board”), Northern Oil Nevada will be merged with and into Northern Oil Minnesota (the “Merger”).  In addition:

a.       At the Effective Time, the separate existence of Northern Oil Nevada will cease and Northern Oil Minnesota will possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of each of Northern Oil Nevada and Northern Oil Minnesota.

b.       All rights, privileges, powers and franchises of each of Northern Oil Nevada and Northern Oil Minnesota and all property, real, personal, or mixed and all debts due to each of Northern Oil Nevada and Northern Oil Minnesota on whatever account, as well as all other things in action belonging to each of Northern Oil Nevada and Northern Oil Minnesota, will be vested in Northern Oil Minnesota.

c.       All property, rights, privileges, powers and franchises and all and every other interest will be thereafter the property of Northern Oil Minnesota as they were of Northern Oil Nevada or Northern Oil Minnesota.

d.       The title to any real estate vested by deed or otherwise, in either of Northern Oil Nevada or Northern Oil Minnesota will not revert or be in any way impaired by reason of the Merger.

e.        All rights of creditors and all liens upon any property of Northern Oil Nevada will be preserved unimpaired.

f.        To the extent permitted by law, any claim existing or action or proceeding pending by or against either of Northern Oil Nevada or Northern Oil Minnesota may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of Northern Oil Nevada and Northern Oil Minnesota will thenceforth attach to Northern Oil Minnesota and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

g.       All acts, plans, policies, agreements, arrangements, approvals and authorizations of Northern Oil Nevada, its stockholders, directors, officers, employees and agents that were valid and effective immediately prior to the Effective Time, will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Northern Oil Minnesota and will be effective and binding thereon as the same were with respect to Northern Oil Nevada.

h.       At the Effective Time, the officers and directors of Northern Oil Nevada immediately prior to the Effective Time will be the officers and directors of the surviving or other entity.

i.       At the Effective Time, the articles of incorporation and bylaws, rules and regulations of Northern Oil Minnesota in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws, rules and regulations of the surviving or other entity.

4.       The manner and basis, if any, of converting the owner’s interest of each constituent entity into owner’s interests, rights to purchase owner’s interests, or other securities of the surviving or other entity or into cash or other property in whole or in part or cancelling such owner’s interests in whole or in part: At the Effective Time, (a) all of the common stock of Northern Oil Nevada issued and outstanding immediately prior to the Effective Time, shall automatically and without further act of Northern Oil Nevada, Northern Oil Minnesota or any holder thereof, be extinguished and converted into the common stock of Northern Oil Minnesota on a 1:1 basis, and (b) all of the common stock of Northern Oil Minnesota issued and outstanding immediately prior to the Effective Time, shall automatically and without further act of Northern Oil Nevada, Northern Oil Minnesota or any holder thereof, be extinguished and cancelled.

5.       Amendment to the Plan of Merger: The Board may amend this Plan of Merger at any time after the stockholders of Northern Oil Nevada approve this Plan of Merger, but before the Articles of Merger become effective, without obtaining the approval of the stockholders of Northern Oil Nevada for the amendment if the amendment does not:

a.       Alter or change the manner or basis of exchanging an owner’s interest to be acquired for owner’s interests, rights to purchase owner’s interests, or other securities of Northern Oil Minnesota, or for cash or other property in whole or in part; or

b.      Alter or change any of the terms and conditions of this Plan of Merger in a manner that adversely affects the stockholders of Northern Oil Nevada.